August 20, 2018

Russ Heiser
Chief Financial Officer
FlexShopper, Inc.
2700 N. Military Trail, Suite 200
Boca Raton, FL 33431

       Re: FlexShopper, Inc.
           Registration Statement on Form S-1
           Filed August 13, 2018
           File No. 333-226823

Dear Mr. Heiser:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Sherry Haywood, Staff Attorney at (202) 551-3345 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Manufacturing and
                                                            Construction